abrdn ETFs 485BPOS

Exhibit 99(h)(7)

Execution

AMENDMENT TO SUB-ADMINISTRATION AGREEMENT

This Amendment to Sub-Administration Agreement (the “Amendment”) is made as of January 1, 2025, amending the Sub-Administration Agreement dated as of December 29, 2020 (as amended, supplemented, restated or otherwise modified, the “Agreement”) by and between State Street Bank and Trust Company (the “Sub-Administrator”) and abrdn Inc. (parent company and successor to abrdn ETFs Advisors LLC) as administrator (the “Administrator”) and investment adviser (the “Advisor”).

WHEREAS, the Sub-Administrator and the Administrator desire to amend the Agreement, as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.	Amendment to Section 13 (Effective Period and Termination) of the Agreement.

(a)	Section 13(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a)	Term. This Agreement shall remain in full force and effect for an initial term ending December 31, 2029 (the “Initial Term”). After the expiration of the Initial Term, this Agreement may be extended for successive one-year terms (each, a “Renewal Term”), subject to review and approval by the Trust’s Board. To terminate the Agreement, a written notice of non-renewal must be delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or ninety (90) days prior to the date of termination during any Renewal Term, as the case may be.”

(b)	Section 13(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“During the Initial Term or any Renewal Term of the Agreement, in the event of: (i) the Administrator’s termination of this Agreement for any reason other than as set forth in the immediately preceding paragraph with respect to a Trust or Fund (ii) a transaction not in the ordinary course of business pursuant to which the Sub-Administrator is not retained to continue providing services hereunder to the Trust or Fund (or its respective successor), then the Administrator, then the applicable Trust or Fund, as the case may be, shall pay the Sub-Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by the Sub-Administrator with respect to such Trust or Fund, as the case may be), and shall reimburse the Sub-Administrator for its costs, expenses and disbursements as provided in the Agreement. For the avoidance of doubt, during the Initial Term or any Renewal Term, no payment will be required pursuant to this paragraph in the event of any transaction such as a merger of a Trust or one or more of its Fund(s) into, or the consolidation of a Trust or one or more of its Fund(s) with, another entity, or a change in control of the Trust or its adviser that results in a termination of the Agreement, or the sale by a Trust or one or more of its Fund(s) of all, or substantially all, of its assets to another entity, or in the event of a liquidation or dissolution of a Trust or one or more of its Fund(s) and distribution of such Trust’s or Fund’s assets.”

2.	Miscellaneous.

(a)	Defined Terms. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

Information Classification: Confidential

(b)	One Agreement. Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Upon the execution of this Amendment, this Amendment and the Agreement shall form one agreement.

(c)	Governing Law. This Amendment shall be governed by, and construed in accordance with, the choice of law set forth in the Agreement (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

(d)	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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Information Classification: Confidential

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative(s) as of the date first written above.

ABRDN INC.

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	VP

STATE STREET BANK AND TRUST COMPANY

By:	/s/ David Whelan
Name:	David Whelan
Title:	Managing Director

Information Classification: Confidential